NEWS RELEASE

Current Technology’s Subsidiary Signs Memorandum of Understanding With Leading Multi-National Group

VANCOUVER, British Columbia – August 12, 2008 – Current Technology Corporation (OTCBB: CRTCF) today announced its subsidiary Star One Telematica SA  has signed a Memorandum of Understanding (MOU) with the division of a leading multi-national group specializing in the design, manufacture and marketing of advanced systems and components for motor vehicles, which generates several billion dollars in sales per year. The MOU contemplates the integration of Celevoke Inc.’s (Celevoke) proprietary web-based Universal Telematics Solutions with the multi-national group’s hardware, addressing global market opportunities. It is the intention of the parties to immediately commence the integration process, with the objective of having a market ready product during the fourth Quarter of 2008.

 “This is a material event,” states Current Technology CEO Robert Kramer. “The MOU provides for a formal joint press release within the next few weeks. However, we feel it appropriate to advise the market of the completion of the MOU, as its existence may become known in the business community prior to the proposed joint press release, at which time more particulars will be announced.”

The multi-national group has several dozen manufacturing facilities and numerous research and development centers, located in many countries around the world. The group supplies leading automobile manufacturers in Europe, North and South America and the Far East.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Texas-based Celevoke is 51% owned by Current Technology Corporation.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer,

1-800-661-4247
or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon,

1-866-858-4100
or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696